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                                                                                                                        EXHIBIT 12.1

                                        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (In Thousands of Dollars, Except for Ratios)

                                                                        Predecessor Pierre                          Successor Pierre
                                               -------------------------------------------------------------------------------------

                                                             FISCAL YEARS ENDED
                                               ---------------------------------------------
                                                                                                          For the       For the
                                                                                                          Period         Period
                                                                                                          March 7,       July 1,
                                                                                             Twenty-Six     2004          2004
                                                                                             Weeks Ended  Through       Through
                                                                                              August 30,  June 30,     September 4,
                                                  2000      2001     2002     2003    2004      2003        2004          2004
                                                 --------  -------  -------  ------- ------- -----------  --------     ------------
Income/(loss) from continuing
     operations before income tax
     provision (benefit) and acumulative
     effect of accounting change                 $(19,060) $(4,979) $   734  $ 2,900 $ 2,737  $ (2,409)   $(6,344)       $(8,106)
Add Fixed Charges:
     Interest expense                              14,086   12,763   12,679   13,482  16,209     8,914      5,822          4,525
     Interest expense on operating leases             353      394      450      391     485       226        473            218
     Amortization of financing costs                  900      571      528      746     770       417        716          4,504
                                                 --------  -------  -------  ------- -------  --------    -------        -------
          Total income (loss) as defined         $ (3,721) $ 8,749  $14,391  $17,519 $20,201  $  7,148    $   667        $ 1,141
                                                 ========  =======  =======  ======= =======  ========    =======        =======

Fixed Charges:
     Interest expense                            $ 14,086  $12,763  $12,679  $13,482 $16,209  $ 8,914    $ 5,822         $4,525
     Interest expense on operating leases             353      394      450      391     485      226        473            218
     Capitalized interest                              --       --       --       --     230       --         --             --
     Amortization of financing costs                  900      571      528      746     770      417        716          4,504
                                                 --------  -------  -------  ------- -------  -------    -------         ------
          Total fixed charges                    $ 15,339  $13,728  $13,657  $14,619 $17,694  $ 9,557    $ 7,011         $9,247
                                                 ========  =======  =======  ======= =======  =======    =======         ======
Ratio of earnings to fixed charges                  (0.24)    0.64     1.05     1.20    1.14     0.75       0.10           0.12

Additional income required to meet a 1.0 ratio:  $ 19,060  $ 4,979      n/a      n/a     n/a  $ 2,409    $ 6,344        $ 8,106
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